Exhibit 99.1

China Granite Corporation

For Immediate Release

CHINA GRANITE'S QUARRIES REOPENED

RECEIPT OF SEC COMMENT LETTER REGARDING ACCOUNTING STATMENTS AND TWO HOLDERS OF SENIOR CONVERTIBLE NOTES REQUEST REPAYMENT

Miami, Florida, September 29, 2005- CHINA GRANITE CORPORATION (OTCBB: CGNT) announced today that it has filed a Form 8-K with the Securities and Exchange Commission ("SEC") disclosing and that on September 23, 2005 China Granite received a comment letter from the SEC dated September 8, 2005, asking China Granite to respond to a number of questions related to its financial statements filed on Form 10-KSB for the year ended December 31, 2004, Form 10-QSB for the quarter ended June 30th 2005, and Form 8-K filed October 14, 2004. Management of China Granite is uncertain at this time whether it will have to restate its financial statements, however, given the receipt of the SEC letter such financial statements should no longer be relied upon until China Granite and its legal and accounting professionals have had a chance to review the SEC comment letter and determine what response or whether any changes are necessary to these financial statements.

China Granite is working with its auditors to answer the SEC's comment letter and should file a response within two weeks. Management of China Granite is committed to working diligently to answer whatever questions the SEC has for the company for as long as it takes. It is also of note that despite the problems with the SEC management still believes that China Granite's legal and accounting professionals have done a good job preparing our SEC filings.

The other item disclosed in Form 8-K filed today is that two of the three investors holding the Senior Convertible Notes issued by China Granite have sent China Granite notice that they want to be paid back their principal, plus interest at 8% per annum and any unpaid Liquidated Damages by September 30, 2005. The three Secured Convertible Notes have an aggregate principal amount of $650,000 and are convertible into our common stock at the investors' option at $1.60 per share. The Senior Convertible Notes accrue interest at 8% per year and all outstanding principal and unpaid interest is due on September 30, 2007. We are required to make quarterly interest-only payments of $13,000 to the investors until the Senior Convertible Notes are either paid in full or are converted into our common stock.

China Granite was unable to file a From SB-2 registration statement as required under the terms of the Registration Agreement associated with the Senior Convertible Notes. As a result, China Granite was required to pay to each purchaser an amount equal to one percent (1%) per 30-day period of the purchase price paid for the Senior Convertible Note purchased by such purchaser. Thereafter, for every 30 days that pass, we were and are required to pay to each purchaser an additional amount equal to one percent (1%) of the purchase price paid for the Senior Convertible Note purchased by such purchaser, (together "Liquidated Damages"). We have made such required payments up to and including June 30, 2005.

China Granite has several potential investors at this time interested in investing in the company but these new investors want China Granite to be in good standing with the SEC before making such an investment. With there being no prospect of China Granite being in good standing with the SEC in the next 30 days and with 2/3 of our holders of Senior Convertible Notes wanting to be paid back on September 30, 2005, China Granite needs to arrange financing at this time without being able to represent that the company is in good standing with the SEC. Raising financing with this constraint may be difficult to achieve.

The matters discussed in this release are addressed in more detail in the Form 8-K filed by China Granite with the SEC today, and readers are encouraged to review the Form 8-K for additional information. China Granite will provide further information on the status of the foregoing items as it makes progress.

For additional information concerning the foregoing, or other corporate activities, interested parties should contact Michael Miller, China Granite's Vice President of Investor Relations, by emailing: mmiller@chinagranitecorp.com.

Contact Information:

China Granite Corporation

Michael Miller

Vice President of Investor Relations

Telephone: (866) 281-2188

E-mail: mmiller@chinagranitecorp.com

Website: www.chinagranitecorp.com

FORWARD-LOOKING STATEMENTS

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential results and future plans and objectives of the Company, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the results of geologic surveys, the outcome of assays and additional sampling and drilling efforts, the availability of funding for the future exploration and development of the Company and or projects, potential governmental regulation and other factors that will be disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities.